Exhibit 15.1

[KPMG Letterhead]

KPMG LLP

8 Salisbury Square

London EC4Y 8BB

United Kingdom

ICICI Bank Limited

Bandra Kurla Complex

Mumbai 400051

Re: Registration Statement No. 333-121664

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated January 27, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

KPMG LLP

Independent Registered Public Accounting Firm

London, United Kingdom

11 March 2005